Exhibit 10.9

BIOMEA FUSION, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

This Biomea Fusion, Inc. (the “Company”) Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective as of the closing of the Company’s initial public offering of its common stock (the “Effective Date”). Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board of Directors of the Company (the “Board”), to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company prior to the first day of the calendar year with respect to which such compensation is scheduled to be earned, or, in the case of a Non-Employee Director who first becomes eligible to participate in the Program, within the first 30 days of such eligibility. The notice shall be effective for such compensation and all subsequent compensation unless otherwise agreed in writing between the Company and the Non-Employee Director.

Cash Compensation

Effective upon the Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Board Service

Non-Employee Director:	$35,000
Independent Chair:	$30,000
Lead Independent Director:	$15,000

Committee Service

	Chair	Non-Chair
Audit Committee Member	$15,000	$7,500
Compensation Committee Member	$10,000	$5,000
Nominating and Corporate Governance Committee Member	$8,000	$4,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Equity Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board after the Effective Date shall automatically be granted under the Plan or any other applicable Company equity incentive plan then-maintained by the Company an option (the “Initial Option”) to purchase that number of shares of the Company’s common stock (the “Common Stock”) that have a Black-Scholes Value (as defined below) equal to $360,000, rounded down to the nearest whole share. For purposes hereof, “Black-Scholes Value” means the fair value of an option determined using the Black-Scholes pricing model based on the Fair Market Value of the Common Stock and the volatility, risk-free rate and life expectancy assumptions in the Company’s most recent financial statements disclosing those assumptions.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board and will vest as to 1/36th of the shares subject thereto on each monthly anniversary of the date of grant, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through each vesting date.

Annual Equity Grant:

Each Non-Employee Director who (i) has been serving on the Board effective immediately prior to the annual meeting of the Company’s stockholders after the Effective Date (each, an “Annual Meeting”) and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting, shall automatically be granted under the Plan an option to purchase that number of shares of Common Stock (the “Annual Option”) that have a Black-Scholes Value equal to $185,000, rounded down to the nearest whole share. In the event that a Non-Employee Director has commenced service on the Board on or within twelve (12) months from the date of the Annual Meeting, such Non-Employee Director shall be granted a pro-rated portion of the Annual Option equal to (i) the full value Annual Option multiplied by (ii) a fraction where the numerator is the number days from the commencement of service on the Board through the Annual Meeting and the denominator is 365.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full upon the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting that occurs following the date of grant, subject to the Non-Employee Director continuing in service to the Company and its subsidiaries through such vesting date.

Unless otherwise provided by the Board, no portion of an Initial Option or Annual Option which is unvested or, as applicable, unexercisable at the time of a Non-Employee Director’s termination of service with the Company (as determined by the Board) shall become vested and, as applicable, exercisable thereafter. Any Initial Option or Annual Option granted hereunder shall be subject to the Plan and the applicable standard form of award agreement thereunder, as modified to reflect the terms herein.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s award agreement, subject to such Non-Employee Director’s continued service as of immediately prior to such Change in Control.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

The other provisions of the Plan shall apply to the equity awards granted automatically pursuant to this Program, except to the extent such other provisions are inconsistent with this Program. All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Plan. The grant of any equity award under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form approved by the Board and duly executed by an executive officer of the Company.